FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
October 7, 2014	Director of Corporate Planning
317.465.0529
jsanders@fhlbi.com

FHLBI TO REPURCHASE UP TO $200 MILLION IN EXCESS STOCK
Third Quarter Earnings Announcement Slated for Late October

The Federal Home Loan Bank of Indianapolis (FHLBI) today announced it will repurchase up to $200 million in par value of excess stock from members by November 5, 2014.
Interested members must make repurchase requests in writing during a fourteen (14)-day period which began October 6, 2014. Requests for repurchase will be granted in the order they are received by FHLBI, provided in each case that the repurchase meets all of the terms and conditions of the Bank’s Capital Plan. Members first received notice of the repurchase opportunity on September 19, 2014.
The Bank’s third quarter dividend declaration and third quarter earnings will be announced on or about October 29, 2014.
Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or the negative of those terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.
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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.